As filed with the United States Securities and Exchange Commission on November 2, 2018.

Registration No. 333-226126

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CNFinance Holdings Limited

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	6199	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

44/F, Tower G, No. 16 Zhujiang Dong Road

Tianhe District, Guangzhou City, Guangdong Province 510620

People’s Republic of China

+86-201-62316688

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Cogency Global Inc.

10 E. 40th Street, 10th Floor, New York NY

10016

(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James C. Lin, Esq. Davis Polk & Wardwell LLP c/o 18th Floor, The Hong Kong Club Building 3A Chater Road Central, Hong Kong +852 2533-3300	Li He, Esq. Davis Polk & Wardwell LLP 2201 China World Office 2 No. 1 Jian Guo Men Wai Avenue Chaoyang District, Beijing 100004 People’s Republic of China +86 10 8567-5000	David T. Zhang, Esq. Steve Lin, Esq. Meng Ding, Esq. Kirkland & Ellis International LLP c/o 26th Floor, Gloucester Tower The Landmark 15 Queen’s Road Central Hong Kong +852 3761-3300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with US GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Ordinary shares, par value US$0.0001 per share(2)(3)	149,500,000	US$0.425	US$63,537,500	US$7,700.75(4)

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933.
(2)

Includes ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public, and also includes ordinary shares that may be purchased by the underwriters pursuant to an over-allotment option. These ordinary shares are not being registered for the purpose of sales outside the United States.

(3)

American depositary shares issuable upon deposit of the ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-228089). Each American depositary share represents 20 ordinary shares.

(4)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

The Amendment No. 4 is being filed solely for the purpose of filing the Exhibit 1.1 to this registration statement on Form F-1 (file No. 333-226126), or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and exhibit index of the Registration Statement. This Amendment No. 4 does not modify any disclosure in the preliminary prospectus included as part of Amendment No. 3 to the Registration Statement, filed on October 31, 2018. Accordingly, a preliminary prospectus has been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Under our post-offering memorandum and articles of association, which will become effective immediately prior to the completion of this offering, to the fullest extent permissible under Cayman Islands law every director and officer of our company shall be indemnified against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him in connection with the execution or discharge of his duties, powers, authorities or discretions as a director or officer of our company, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the form of indemnification agreements to be filed as Exhibit 10.1 to this registration statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7	RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we have issued the following options to acquire our ordinary shares without registering the securities under the Securities Act. We believe that the following issuances was exempt from registration pursuant to Rule 701 promulgated under the Securities Act, or Section 4(a)(2) of the Securities Act, regarding transactions not involving a public offering, or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. None of the transactions involved an underwriter.

Purchaser	Date of Issuance	Number of Securities	Consideration in U.S. Dollars
Certain directors, officers and employees	August 27, 2018	Options to purchase ordinary shares	US$0.08

Note:

In reliance on the exemption of Rule 701 under the Securities Act, all the options were granted by our company under the share incentive plan that we adopted on August 27, 2018. At the time of such option grant, we were not a reporting company under section 13 or 15(d) of the Exchange Act of 1934 or an investment company registered or required to be registered under the Investment Company Act of 1940. The share incentive plan is a “compensatory benefit plan” as defined under Rule 701 that we established to provide share incentives to directors, officers and employees of our company and our affiliates, as well as consultants and advisors who render our company or one of our affiliates bona fide services, other than services in connection with the offer or sale of securities of our company or any of our affiliates, as applicable, in a capital raising transaction or as a market maker or promoter of that entity’s securities.

ITEM 8	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	Exhibits

See Exhibit Index beginning on page II-3 of this registration statement.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in our consolidated financial statements or the notes thereto.

ITEM 9	UNDERTAKINGS

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

CNFINANCE HOLDINGS LIMITED

EXHIBIT INDEX

Exhibit Number	Description of Document

1.1	Form of Underwriting Agreement

3.1*	Memorandum and Articles of Association of the Registrant, as currently in effect

3.2*	Form of Amended and Restated Memorandum and Articles of Association of the Registrant, as effective immediately prior to the completion of this offering

4.1*	Form of Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2*	Registrant’s Specimen Certificate for Ordinary Shares

4.3*	Form of Deposit Agreement, among the Registrant, the Depositary and holders of the American Depositary Receipts

5.1*	Opinion of Walkers regarding the validity of the ordinary shares being registered

8.1*	Opinion of Walkers regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.2*	Opinion of Han Kun Law Offices regarding certain PRC tax matters (included in Exhibit 99.2)

8.3*	Opinion of Davis Polk & Wardwell LLP regarding certain U.S. tax matters

10.1*	Form of Indemnification Agreement with the Registrant’s directors

10.2*	Form of Employment Agreement between the Registrant and an executive officer of the Registrant

10.3*	2018 CNFinance Holdings Limited Share Incentive Plan

10.4*	English translation of Cooperative Service and Management Agreement between Shenzhen Fanhua United Investment Group Co., Ltd. and FOTIC, dated March 15, 2018

10.5*†	English translation of FOTIC Jinghua No. 5 Project Service Agreement between the Company and China Foreign Economy and Trade Trust Co., Ltd. (“FOTIC”), dated December 19, 2014

10.6*†	English translation of FOTIC Jinghua Structure Fund 5 Trust Plan—Structure Funds Trust Contract (Subordinated Level) between the Company and FOTIC, dated December 19, 2014

21.1*	Subsidiaries of the Registrant

23.1	Consent of KPMG Huazhen LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Walkers (included in Exhibit 5.1)

23.3*	Consent of Han Kun Law Offices (included in Exhibit 99.2)

23.4*	Consent of Davis Polk & Wardwell LLP (included in Exhibit 8.3)

24.1*	Powers of Attorney (included on signature page)

99.1*	Code of Business Conduct and Ethics of the Registrant

99.2*	Opinion of Han Kun Law Offices regarding certain PRC law matters

99.3*	Consent of Oliver Wyman

99.4*	Consent of Fengyong Gao

99.5*	Consent of Lin Xu

99.6*	Consent of Linbin Zhou

*	Previously filed.
†	Confidential treatment requested as to portions of the exhibit. Confidential materials omitted and filed separately with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Guangzhou, China, on November 2, 2018.

CNFINANCE HOLDINGS LIMITED

By:	/s/ Bin Zhai
Name: Bin Zhai
Title: Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on November 2, 2018.

Signature	Title

/s/ Bin Zhai	Chief Executive Officer and Chairman
Name: Bin Zhai

*	Director
Name: Paul Steven Wolansky

*	Director
Name: Peng Ge

/s/ Ning Li	Chief Financial Officer and Executive Director
Name: Ning Li	(principal financial and accounting officer)

*By:	/s/ Ning Li
Name: Ning Li
Attorney-in-fact

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE

Under the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of CNFinance Holdings Limited, has signed this registration statement or amendment thereto in New York, on November 2, 2018.

Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries Title: Senior Vice President